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                                                                                                          OMB APPROVAL
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FORM 5                                                                                              OMB Number: 3235-0362
------                                                                                              Expires: September 30, 1998
                                                                                                    Estimated average burden
                                                                                                    hours per response......1.0
[X] Check this box if no          UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 -----------------------------
    longer subject to                          WASHINGTON, D.C. 20549
    Section 16. Form
    4 or Form 5                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See                 Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                       Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                                  the Investment Company Act
    Transactions                                    of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Alston, Charles Michael                       Evirotest Systems Corp. (ENR)                 to Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    246 Sobrante Way                              Number of Reporting        Month/Year          X  Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)       September 30, 1997   ----        title ---       below)
                 (Street)                                                 -------------------               below)
    Sunnyvale, CA 94086-4807                        ###-##-####           5. If Amendment,            VP General Counsel
-------------------------------------------                                  Date of Original       -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                  X   Form Filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 2270 (9-96)

                                                         Page 1 of 3 pages


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Incentive Stock Option      $3.3750      10/23/96      A       18,333           (1)   10/23/06   Common   18,333
(right to buy)                                                                                   Stock
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Non-Qualified Stock         $3.3750      10/23/96      A       36,667           (1)   10/23/06   Common   36,667
Option (right to buy)                                                                            Stock
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Incentive Stock Option           59,396
(right to buy)
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Non-Qualified Stock Option       81,604
(right to buy)
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Explanation of Responses:

See continuation page(s) for footnotes

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.      /s/  C. MICHAEL ALSTON       11-10-97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                                 Page 2
valid OMB Number.                                                                                                    SEC 2270 (9-96)

                                                         Page 2 of 3 pages


Alston, Charles Michael                                    Envirotest Systems Corp. (ENR)                          Page 3 of 3 pages
245 Sobrante Way
Sunnyvale, CA 94086-4607



(1)  Options exercisable in three annual installments. Up to 33% of the options exercisable on the first anniversary of the date of the grant, up to an additional 33% on the second anniversary of the date of the grant, and the remaining options exercisable on the third anniversary of the date of the grant.